Exhibit 21.1

Subsidiaries of indie Semiconductor

Ay Dee Kay LLC	California
Wuxi indie Microelectronics Ltd.	China
Indie Semiconductor HK, Ltd.	Hong Kong
Indie Services Corp.	Delaware
Ay Dee Kay Limited	UK
Indie Semiconductor GmbH	Germany
Indie City LLC	California
Indie LLC	California